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                                                                   Exhibit 10.06


                              TAX SHARING AGREEMENT

        TAX SHARING AGREEMENT (the "Agreement"), dated as of April __, 1999, between The General Chemical Group Inc., a Delaware Corporation ("GCG"), and GenTek Inc., a Delaware Corporation ("GenTek"). Capitalized terms used herein without definition have the meaning set forth in the Separation Agreement, dated as of April __, 1999, among GCG, GCIP, GenTek and GCC (as the same may be amended, supplemented or restated from time to time, the "Separation Agreement").

                                    RECITALS:

        A. GCG is the common parent of an affiliated group of corporations, including GenTek, filing consolidated federal income tax returns.

        B. The Board of Directors of GCG has resolved to separate GCG's performance products and manufacturing businesses from GCG's industrial chemicals business by (a) having the performance products and manufacturing businesses be owned by GenTek, and the industrial chemicals business be owned by GCG and (b) afterwards, distributing as a dividend to holders of stock of GCG all of the stock of GenTek, all as set forth in the Separation Agreement. Following such separation and distribution, each of GCG and GenTek will be publicly-owned companies.

        C. In connection with the Corporate Restructuring Transactions and the Spinoff, GCG and GenTek desire to provide an allocation of liability for Taxes between GCG and the GCG Subsidiaries on the one hand and GenTek and the GenTek Subsidiaries on the other hand, and to agree as to certain other Tax matters, all upon the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GCG and GenTek agree as follows:

1. DEFINITIONS

        For purposes of this Agreement, the following words and phrases have the following meanings:

        "Adverse Tax Act" means, for any Person, (i) any action of such Person after the Distribution Date, or (ii) a knowing or willful inaccuracy or inaccuracies of any representation made by any Company by or on behalf of such Company or its Subsidiaries

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to the IRS in connection with the issuance of the IRS Ruling, if such action(s)
or inaccuracy(ies) materially contribute to a Final Determination that any of the Corporate Restructuring Transactions or the Spinoff results in the recognition of gain to GCG as a result of any of (i) the Performance Contribution, the Intercompany Debt Contribution I, the Intercompany Debt Contribution II or, provided that GenTek and GCG determine that HN Investment will be a member of the GenTek Group in accordance with Section 2.01(d) of the Separation Agreement, the contribution and transfer by GCG to NHO of all of the capital stock of HN Investment, failing to qualify under section 351 of the Code, (ii) the Industrial Contribution or the GCC Contribution failing to qualify under section 368 of the Code, or (iii) the GCIP Distribution, the GenTek Distribution or the Spinoff failing to qualify under section 355 of the Code, including, without limitation, by reason of any stock or securities of GenTek or GCIP failing to qualify as "qualified property" within the meaning of section 355(c)(2) of the Code or otherwise.

        "Allocable Federal Income Tax Liability" means, for any Company and its Subsidiaries, the Separate Consolidated Federal Income Tax Liability of such Company and its Subsidiaries, as adjusted to reflect (i) any AMT (but only if the affiliated group filing consolidated returns of which GCG is the common parent is liable for the payment of AMT for the Consolidated Return year for which the determination of Allocable Federal Income Tax Liability is relevant on an AMT basis) and (ii) any Taxes for which GCG is obligated to indemnify GenTek pursuant to Section 6.2 of this Agreement.

        "AMT" means the alternative minimum tax imposed by section 55 of the Code.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Companies" means GCG and GenTek.

        "Consolidated Returns" means (i) the consolidated U.S. federal income Tax return of GCG for the taxable period ending on December 31, 1998, and (ii) the consolidated U.S. federal income Tax return of GCG for the taxable period commencing on January 1, 1999 and including GenTek and the GenTek Subsidiaries through and including the Distribution Date and including GCG and the GCG Subsidiaries through and including December 31, 1999.

        "Controlled Return" means (i) any of the Consolidated Returns, (ii) any of the Prior Period Consolidated Returns and (iii) any combined, affiliated or unitary income Tax returns for any taxable period beginning on or prior to the Distribution Date that includes GenTek or any GenTek Subsidiary.

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        "Distribution Date" means the date on which the Spinoff is effective for
U.S. federal income Tax purposes.

        "Final Determination" means the final resolution of liability for Tax for any taxable period or for any Tax issue as a result of (i) a final and unappealable judgment or other order of a court of competent jurisdiction, (ii) a closing agreement or accepted offer in compromise under sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire liability for such Tax or such issue for such taxable period, or (iii) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

        "GCC Contribution" means the contribution and transfer by NHO to GenTek of all of the capital stock of GCC in connection with the Corporate Restructuring Transactions.

        "GCC Separate Company Return" means any Tax return required to be filed by GCC after the Distribution Date that (i) is not a Controlled Return and (ii) is required to be filed with respect to a Tax period beginning on or prior to the Distribution Date.

        "GCG" has the meaning set forth in the Introduction.

        "GCG Subsidiaries" means those entities that, immediately after the Distribution Date, will be Subsidiaries of GCG.

        "GCIP Distribution" means the distribution and transfer by GCC to NHO of all of the capital stock of GCIP in connection with the Corporate Restructuring Transactions.

        "GenTek" has the meaning set forth in the Introduction.

        "GenTek Distribution" means the distribution and transfer by NHO to GCC of all of the capital stock of GenTek in connection with the Corporate Restructuring Transactions.

        "GenTek Subsidiaries" means those entities that, immediately after the Distribution Date, will be Subsidiaries of GenTek.

        "Industrial Contribution" means the contribution and transfer by GCC to GCIP of all of the Industrial Chemicals Assets owned or held by GCC (including its 51 percent general partner interest in GCSAP, its rights as the managing partner of GCSAP, and all of the stock of the Canadian Companies) and the assumption by GCIP of all Industrial


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Chemicals Liabilities of GCC, in each case, in connection with the Corporate
Restructuring Transactions.

        "Intercompany Debt Contribution I" means the contribution and transfer by GCG to NHO of the balance of the intercompany debt existing between GCC and GCG in connection with the Corporate Restructuring Transactions.

        "Intercompany Debt Contribution II" means the contribution and transfer by NHO to GCC of the balance of the intercompany debt existing between GCC and GCG in connection with the Corporate Restructuring Transactions.

        "IRS" means the Internal Revenue Service.

        "IRS Ruling" means the private letter ruling issued to GCG by the IRS dated March 16, 1999 and received by GCG on March 18, 1999.

        "Losses" means any and all Taxes, claims, demands, liabilities, obligations, losses, costs, expenses, fines or damages (whether absolute, accrued, conditional or otherwise, and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any rights related thereto.

           "Performance Contribution" means the contribution and transfer by NHO to GCC of all of the capital stock of Toledo Technologies, Inc., a Delaware corporation, Balcrank Products, Inc., a Delaware corporation, Printing Developments Inc., a Delaware corporation, Defiance Inc., a Delaware corporation, and HN Investment, provided that the capital stock of HN Investment shall not be included in the Performance Contribution if HN Investments is retained as a member of the GCG Group in accordance with section 2.01(d) of the Separation Agreement, in each case, in connection with the Corporate Restructuring Transactions.

        "Post-Distribution Tax Period" means any taxable period other than a Pre-Distribution Tax Period.

        "Pre-Distribution Tax Period" means any taxable period ending on or before the Distribution Date and the portion ending on the Distribution Date of any taxable period that includes (but does not end on) such date.

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        "Prior Period Consolidated Return" shall mean any U.S. federal consolidated income Tax return of GCG filed, or to be filed, for taxable periods ending on or prior to December 31, 1997.

        "Restricted Transaction" means for each of the Companies and their respective Subsidiaries (i) any issuance of capital stock (including, without limitation, in connection with any public offering or any acquisition by such Company or any Subsidiary of such Company, or in connection with any merger or consolidation of another Person into such Company or any Subsidiary of such Company, and including any delivery of capital stock from the treasury of such Company or any Subsidiary of such Company), but excluding any issuance of capital stock upon exercise of employee stock options that are outstanding on the Distribution Date; (ii) any issuance of securities or other rights that are, or by their terms may become, convertible into, or exercisable or exchangeable for, capital stock of such Company or any Subsidiary of such Company (including, without limitation, warrants, convertible debt and employee stock options); or
(iii) any merger or consolidation or other business combination of such Company or any Subsidiary of such Company into another Person or any sale or transfer of all or substantially all of the assets of such Company or any Subsidiary of such Company to another Person.

        "Separate Consolidated Federal Income Tax Liability" means, for any Company and its Subsidiaries and for any taxable period or portion thereof during which such Company and its Subsidiaries is included in the Consolidated Return or any Prior Period Consolidated Return, the U.S. federal income Tax liability that such Company and its Subsidiaries would have incurred if such Company and its Subsidiaries, on a stand-alone basis, had been an affiliated group eligible to file a consolidated return for such taxable period or portion thereof for U.S. federal income tax purposes, computed without regard to AMT, provided that (i) the Industrial Chemicals Business conducted directly by GCC prior to the Industrial Contribution (including, without limitation, GCC's interest in GCSAP) shall be treated as a GCG Subsidiary for purposes of this definition, and shall not be taken into account in determining the Separate Consolidated Federal Income Tax Liability of GenTek and the GenTek Subsidiaries and (ii) 50 percent of each "intercompany item" that any of GenTek, GCG or their respective Subsidiaries is required to take into account immediately prior to the Spinoff pursuant to Treasury Regulations section 1.1502-13 shall be taken into account in determining the Separate Consolidated Federal Income Tax Liability of GenTek and the GenTek Subsidiaries, and the remaining 50 percent of each such item shall be taken into account in determining the Separate Consolidated Federal Income Tax Liability of GCG and the GCG Subsidiaries.

        "Spinoff Tax Losses" means any Losses with respect to Taxes resulting from the Corporate Restructuring Transactions or the Spinoff, as a result of the failure of the Corporate Restructuring Transactions or the Spinoff to qualify under section 351, 355 or

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368 of the Code or otherwise, including, without limitation, by reason of any stock or securities of GenTek or GCIP failing to qualify as "qualified property" within the meaning of section 355(c)(2) of the Code.

        "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other entity (i) in which another Person owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or Persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interest of such corporation, partnership, limited liability company, joint venture or other entity shall or might have such voting power upon the occurrence of any contingency) or (ii) of which another Person is a general partner or an entity performing similar functions (e.g., a trustee or managing member).

        "Substantial Authority" has the meaning provided in the Treasury Regulations under section 6662 of the Code.

        "Tax" or "Taxes" means any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales (including, but not limited to, bulk sales), use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including, but not limited to, taxes under section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, utilities, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, including, but not limited to, all interest and penalties thereon and additions thereto whether disputed or not.

        "Tax Administrator" means Roy Rabinowitz, the Tax Director of GenTek, or such other person as GenTek shall appoint with the consent of GCG, which consent shall not be unreasonably withheld or delayed.

        "Tax Dispute Accountants" means the national office of an independent accounting firm of national reputation selected by GenTek and reasonably acceptable to GCG.

        "Tax Sharing Agreement" means any Tax allocation or Tax sharing agreement or arrangement that, prior to the Distribution Date, may have been entered into between any member of the GCG Group, on the one hand, and any member of the GenTek Group, on the other hand.

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2. TERMINATION OF EXISTING TAX SHARING AGREEMENTS

        The Companies shall cause each Tax Sharing Agreement, to the extent such Tax Sharing Agreement applies to GenTek or any of the GenTek Subsidiaries, to terminate and to have no further force and effect, as of the end of the day immediately preceding the Distribution Date.

3. FILING RESPONSIBILITY

        3.1 Consolidated Returns and Prior Period Consolidated Returns. (a) The Companies shall join, and shall cause each of their respective Subsidiaries to join, in the Consolidated Returns to the extent each is eligible to join in such return under the Code and the Treasury Regulations. The Tax Administrator shall cause the Consolidated Returns to be timely prepared and filed, and shall timely prepare any consents and requests for extension of time within which to file the Consolidated Returns or any related information or similar returns. Except as specifically provided in this Section 3, GCG shall not, and shall not permit any of its Subsidiaries to, file or amend any Controlled Return.

        (b) The Tax Administrator may prepare the Consolidated Returns, and may amend any Consolidated Return or Prior Period Consolidated Return, using any methods or conventions, and making any other elections, that are consistent with applicable Law, provided that if the Tax Administrator prepares the Consolidated Returns, or any such amendment, using a method or convention, or making an election, that is inconsistent with prior practice and the use of such different method or convention, or the making of such other election, would have a material adverse effect on GCG's Tax liability with respect to a Post-Distribution Tax Period, the Tax Administrator shall obtain the prior written approval of GCG (which approval shall not be unreasonably withheld). The Tax Administrator shall make the Consolidated Returns, or any such amendment, available to the Chief Financial Officer of GCG for his review (and approval if applicable pursuant to the preceding sentence) not later than 15 days prior to filing and if GCG has approval rights pursuant to the preceding sentence, GCG shall provide written comments thereon within 30 days of receipt thereof. In the event of any disagreement between the Tax Administrator and GCG with respect to the use of any method or convention, or the making of any election, that is subject to GCG's prior approval pursuant to this Section 3.1(b), such disagreement shall be resolved pursuant to the procedures set forth in Section
5.2 of this Agreement. If any Controlled Return required to be submitted to GCG pursuant to this Section 3.1(b) has not been approved by GCG prior to the due date of such Tax return (including extensions) such Controlled Return shall be filed in the manner determined by the Tax Administrator. In the event that any disagreement with respect to such Controlled Return is resolved in a manner that would require the payment of additional Taxes, the Tax Administrator shall prepare and cause to be filed an amended

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Tax return reflecting such resolution and GenTek shall be liable for such Taxes to the extent it would have been liable to pursuant to Section 4 if such Controlled Return had been filed in the same manner as such amended Tax return.

        (c) GCG shall furnish to the Tax Administrator, on a timely basis, such information, schedules, analyses and other items as may be reasonably requested by the Tax Administrator to prepare the Consolidated Returns.

        (d) GCG shall execute and deliver all documentation reasonably required (including, without limitation, powers of attorney) to enable the Tax Administrator to timely file, and take all actions necessary or incidental to the filing of, the Consolidated Returns or an amendment to any Consolidated Return or any Prior Period Consolidated Return (including, without limitation, the timely payment of any Taxes shown as due and payable on any such Tax return). Subject to Section 3.1(b), the Tax Administrator shall determine in its sole discretion whether to file an amendment to any Consolidated Return or any Prior Period Consolidated Return, and no consent of GCG shall be required for the filing of any such amended Tax return. GCG shall cause the Consolidated Returns, and any amendment to any Consolidated Return or to any Prior Period Consolidated Return to be signed promptly by an authorized officer of GCG after
(i) receiving a written certificate from the Tax Administrator to the effect that the Tax Administrator has reviewed such Tax return or such amendment, as the case may be, that it is in order for filing and that the Tax Administrator has complied with Section 3.1(b) to the extent such Section applies to such Tax return or such amendment; and (ii) any reasonable questions raised by such officer in reviewing such return have been resolved satisfactorily.

        3.2 Other Returns. (a) The Tax Administrator shall cause any Controlled Returns (other than Controlled Returns described in Section 3.1), and any amendment of any such Controlled Returns, to be timely prepared, filed and paid, utilizing procedures substantially similar to those provided in Section 3.1 with respect to Consolidated Returns and Prior Period Consolidated Returns.

        (b) The Tax Administrator shall cause any GCC Separate Company Returns, and any amendment to any thereof, to be prepared, filed and paid, utilizing procedures substantially similar to those provided in Section 3.1 with respect to Consolidated Returns and Prior Period Consolidated Returns.

        (c) GCG and GenTek shall, and shall cause their respective Subsidiaries to, timely prepare and file Tax returns for any taxable period beginning prior to the Distribution Date, other than Controlled Returns and GCC Separate Company Returns, in those jurisdictions in which each such entity is required to do so in a manner consistent with past practice.

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4. PAYMENT OF TAXES

        4.1 Consolidated Return Year Ended on December 31, 1998. (a) On or prior to September 15, 1999, a settlement payment shall be made to GCG by GenTek equal to the excess, if any, of (i) the Allocable Federal Income Tax Liability of GenTek and the GenTek Subsidiaries (based on the Consolidated Return for the year ended on December 31, 1998 as filed) over (ii) the net payments previously made with respect to estimated Taxes by GenTek and the GenTek Subsidiaries for the Consolidated Return year ended on December 31, 1998. On or prior to September 15, 1999, a settlement payment shall be made to GenTek by GCG equal to the excess, if any, of the amount described in clause (ii) of the preceding sentence over the amount described in clause (i) of the preceding sentence.

        (b) GCG shall promptly remit to the IRS any payment received by it from GenTek pursuant to Section 4.1(a) in accordance with Section 3.1(d).

        4.2 Consolidated Return Year Ending December 31, 1999. (a) On or prior to June 30, 1999, an interim settlement payment shall be made to GCG by GenTek equal to the excess, if any, of (i) the Separate Consolidated Federal Income Tax Liability of GenTek and the GenTek Subsidiaries (as reasonably determined by the Tax Administrator) over (ii) the net payments previously made with respect to estimated Taxes by GenTek and the GenTek Subsidiaries for the Consolidated Return year ending on December 31, 1999. On or prior to June 30, 1999, an interim settlement payment shall be made to GenTek by GCG equal to the excess, if any, of the amount described in clause (ii) of the preceding sentence over the amount described in clause (i) of the preceding sentence.

        (b) On or prior to September 15, 2000, an adjusting payment shall be made to GCG by GenTek equal to the excess, if any, of (i) the Allocable Federal Income Tax Liability of GenTek and the GenTek Subsidiaries (based on the Consolidated Return for the year ending December 31, 1999 as filed) over (ii) the net payments previously made with respect to estimated Taxes by GenTek and the GenTek Subsidiaries for the Consolidated Return year ending on December 31, 1999, including payments made pursuant to Section 4.2(a). On or prior to September 15, 2000, an adjusting payment shall be made to GenTek by GCG equal to the excess, if any, of the amount described in clause (ii) of the preceding sentence over the amount described in clause (i) of the preceding sentence.

        (c) GCG shall promptly remit to the IRS any payment received by it from GenTek pursuant to Section 4.2(a) or 4.2(b) in accordance with Section 3.1(d).

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        4.3 Controlled Returns Other Than Consolidated Returns. Tax payments shall be made to or by GCG by or to GenTek, as the case may be, utilizing procedures substantially similar to, and determining the amount payable by or to each Company with respect to Taxes shown as due and payable on any Controlled Return (other than a Consolidated Return) beginning prior to the Distribution Date for which the due date (including extensions) is after the Distribution Date, and which is actually filed after the Distribution Date, using to the extent possible methods substantially similar to those provided in Sections 4.1 and 4.2.

        4.4 GCC Separate Company Returns. On or prior the due date of each GCC Separate Company Return (including extensions), GCG shall pay, or shall cause GCIP to pay, GCC an amount equal to the excess, if any, of (i) the amount of Taxes shown as due and payable on such GCC Separate Company Return that are attributable to the portion of the Industrial Chemicals Business conducted directly by GCC prior to the Industrial Contribution (including, without limitation, GCG's interest in GCSAP), determined as if, at all relevant times prior to the Distribution Date such portion of the Industrial Chemicals Business was a separate GCG Subsidiary filing a separate Tax return, over (ii) [the accrual for current Taxes payable by GCC with respect to such GCC Separate Company Return, as reflected on the pro forma balance sheet for GenTek and its Subsidiaries set forth in the Information Statement, that are attributable to such portion of the Industrial Chemicals Business.] On or prior to the due date of such GCC Separate Company Return (including extensions), GenTek shall cause GCC to pay GCIP an amount equal to the excess, if any, of the amount described in clause (ii) of the preceding sentence over the amount described in clause (i) of the preceding sentence.

        4.5 Non-Consolidated Taxes. GCG and GenTek shall pay, or cause to be paid, Taxes shown as payable on any Tax return for which GCG or GenTek, as the case may be, has filing responsibility pursuant to Section 3.2(c).

5. SPECIAL RULES

        5.1 Waiver of Carrybacks. (a) GenTek shall, and shall cause its Subsidiaries to, waive (i) the carryback of any net operating loss from each Tax period beginning on or after the Distribution Date to the Consolidated Returns or Prior Period Consolidated Returns, and (ii) the carryback of any Tax loss, deduction, credit or other benefit from each Tax period beginning on or after the Distribution Date to any other Controlled Return, unless in each case, GenTek obtains the prior written consent GCG.

        (b) To the extent any carryback described in Section 5.1(a) of either Company or any of its Subsidiaries (i) is approved by GCG pursuant to Section 5.1(a) or (ii) cannot be waived under applicable Law, and GCG, or any of its Subsidiaries, actually realizes a

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Tax benefit from such carryback, GCG shall pay GenTek or the Subsidiary of
GenTek that generated such carryback the amount of such Tax benefit (net of any taxes incurred by GCG or any of its Subsidiaries as a result of realizing such Tax benefit), as and when such Tax benefit is actually realized based on the convention that any such carryback will be realized only after GCG or any of its Subsidiaries, as the case may be, has realized all other Tax losses, deductions, credits or other benefits, or any carryover of any of the foregoing, then available to such entity.

        5.2 Dispute Resolution. In the event of a dispute between GCG and GenTek as to any computation of federal, state, local income or franchise Tax liability pursuant to this Agreement, or the amount of any payment with respect thereto, the disputed item shall be submitted to the Tax Dispute Accountants. GCG and GenTek shall present their arguments to the Tax Dispute Accountants within 30 days after such submission. The Tax Dispute Accountants shall resolve the dispute in a fair and equitable manner and in accordance with applicable Tax law, provided that the Tax Dispute Accountants shall not resolve a legal issue against GenTek unless the Tax Dispute Accountants determine that GenTek's position with respect to such legal issue does not have Substantial Authority. The Tax Dispute Accountants' determination shall be binding on the parties. GCG and GenTek shall each be responsible for one-half of the cost and fees of the Tax Dispute Accountants.

        5.4 Character of Payments. The Companies shall treat, and shall cause their respective Subsidiaries to treat, all amounts paid pursuant to this Agreement pursuant to Sections 4.1, 4.2, 4.3, 4.4 and 5.1 and all amounts paid by one Company pursuant to Sections 8.1 and 8.2 with respect to the Allocable Federal Income Tax Liability, or any Tax refund with respect thereto, of the other Company, or any of its Subsidiaries, for all Tax purposes as a settlement of liabilities existing on the day prior to the Distribution Date.

        5.5 Actions of Tax Administrator. GenTek shall cause the Tax Administrator to perform each of the Tax Administrator's obligations under this Agreement at such times, and in such manner, as may be specified for each such obligation pursuant to this Agreement.

6. INDEMNIFICATION

        6.1 Spinoff Tax Losses. (a) GCG shall be liable for and shall indemnify, defend and hold harmless GenTek and the GenTek Subsidiaries from and against, any Spinoff Tax Loses that result from, or arise in connection with, an Adverse Tax Act of GCG or any of the GCG Subsidiaries.

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        (b) GenTek shall be liable for and shall indemnify, defend and hold harmless GCG and the GCG Subsidiaries from and against, any Spinoff Tax Losses that result from, or arise in connection with, an Adverse Tax Act of GenTek or any of the GenTek Subsidiaries.

        (c) Except as provided in Section 8.1(a), GenTek shall be liable for and shall indemnify and hold harmless GCG and the GCG Subsidiaries from and against, 50 percent of any Spinoff Tax Losses that (i) result from, or arise in connection with, an Adverse Tax Act of both (x) GCG or any of the GCG Subsidiaries and (y) GenTek or any of the GenTek Subsidiaries, or (ii) do not result from or arise in connection with an Adverse Tax Act.

        6.2 Treasury Regulations Sections 1.1502-6 and 1.1502-77. GCG shall be liable for and shall indemnify, defend and hold harmless GenTek and the GenTek Subsidiaries from and against any Losses with respect to federal or state income or franchise Taxes for any of the Consolidated Returns or any Prior Period Consolidated Return for which GenTek or any of the GenTek Subsidiaries may be liable solely as a result of the operation of Treasury Regulation sections 1.1502-6 and 1.1502-77 or any similar state statute or regulation.

        6.3 Other Controlled Return Taxes. GenTek shall be liable for and shall indemnify, defend and hold harmless GCG and the GCG Subsidiaries from and against any Losses incurred after the Distribution Date with respect to Taxes required to be shown as payable on any Controlled Return, other than (i) any Spinoff Tax Losses and (ii) any Losses for which GCG has indemnification responsibility, in whole or in part, pursuant to Section 6.2.

7. AUDITS

        7.1 Controlled Returns. The Tax Administrator shall control the conduct of all stages of any audit or administrative or judicial proceeding with respect to any Controlled Returns. GCG shall execute and deliver all documentation reasonably required (including, without limitation, powers of attorney) to enable the Tax Administrator to control, and take all actions necessary or incidental to the control of, any such audit or proceeding, provided that (i) the Tax Administrator shall keep GCG reasonably informed as to the status of any such audit or proceeding and (ii) the Tax Administrator shall not agree to any settlement with respect to any such audit or proceeding that could reasonably be expected to have a material adverse effect on GCG without the consent of GCG which consent shall not be unreasonably withheld.

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        7.2 Other Returns. GCG shall provide the Tax Administrator with notice of, and shall provide the Tax Administrator and his or her counsel with the opportunity to attend, any meeting with any taxing authority regarding any claim that could give rise to liability pursuant to Section 8.1(a), GCG shall permit the Tax Administrator to review and comment on any written submission to any taxing authority, to the extent such submission pertains to such claim and GCG shall not reach any settlement with respect to such claim without the consent of the Tax Administrator, which consent shall not be unreasonably withheld.

8. CERTAIN TAX PAYMENTS; REFUNDS

        8.1 Tax Payments. (a) GenTek shall pay, or cause GenTek Canada to pay, GCCL an amount equal to any increase occurring after the Distribution Date in any Canadian Tax liability resulting from the purchase and sale effected pursuant to the Canadian Purchase Agreement to the extent of 37% of the cumulative increased depreciation deductions attributable to tangible property that GenTek Canada is able to claim as a result of such increase in Tax liability.

        (b) GenTek shall pay, or cause GenTek Canada to pay, any additional amounts payable pursuant to this Section 8.1 promptly after each such increase is reflected in (i) an amended Tax return or (ii) a Final Determination.

        8.2 Refunds. GCG shall pay GenTek additional amounts equal to any Tax refunds received, from time to time, with respect to any Tax shown as payable on any Controlled Return, other than Tax refunds attributable to carryback described in Section 5.1, in each case, reduced by an amount equal to 40% of any interest paid to GCG in respect of such Tax refund by the IRS or any other taxing authority. GCG shall pay such additional amounts promptly after each such refund is received from the relevant Tax authority.

9. CERTAIN POST-SPINOFF ACTIONS

        9.1 GCG. GCG shall comply with and otherwise not take any action inconsistent with any representation or statement made, or to be made, by or on behalf of GCG or any the GCG Subsidiaries in this Agreement or to the IRS in connection with the IRS Ruling.

        9.2 GenTek. GenTek shall comply with and otherwise not take action inconsistent with each representation and statement made, or to be made, by or on behalf GenTek or any of the GenTek Subsidiaries in this Agreement or to the IRS in connection with the IRS Ruling.

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        9.3 Restricted Transaction. (a) Prior to the second anniversary of the
Distribution Date, if a Change of Control has occurred, neither GCG nor GenTek shall, or shall permit any of its Subsidiaries to, effect any Restricted Transaction unless and until the following conditions have been satisfied or waived, in writing, by the other Company with respect to such Restricted
Transaction:

            (i) the Company that proposes to engage in such Restricted Transaction shall have given the other Company at least 20 business days' written notice prior to effecting such Restricted Transaction, which notice shall describe the Restricted Transaction in detail reasonably sufficient to permit analysis of the potential effect of the Restricted Transaction on the U.S. federal income Tax treatment of the Corporate Restructuring Transactions and the Spinoff, provided that such other Company will keep confidential all information relating to such Restricted Transaction;

            (ii) the Company that proposes to engage in such Restricted Transaction shall have afforded the other Company and its representatives 20 business days (which may overlap with the notice period in clause (i) of this Section 9.3(a) of this Agreement) to discuss with the Company that proposes to engage in such Restricted Transaction and its representatives the terms of such Restricted Transaction, subject to the proviso in clause
      (i) of this Section 9.3(a); and

            (iii) the Company that proposes to engage in such Restricted Transaction shall have provided to the other Company, at the request of such other Company, an opinion of outside counsel, in form and substance reasonably satisfactory to such other Company, to the effect that such transaction will not adversely affect the U.S. federal income tax treatment of the Corporate Restructuring Transactions and/or the Spinoff as transactions described in sections 351, 355 and 368 of the Code.

        (b) Each Company agrees that money damages would not be a sufficient remedy for any breach of this Section 9.3 by such Company or its Subsidiaries, and that in addition to all other remedies, the non-breaching Company shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach. The breaching Company shall waive any requirement for the securing or posting of any bond in connection with any such remedy.

        (c) For purposes of this Section 9.3, a "Change in Control" shall be deemed to occur on the first date on which the shares of capital stock of either GenTek or GCG that are controlled by Paul M. Montrone and his "Permitted Transferees" (as such term is defined in the certificate of incorporation of GCG or GenTek, respectively, as in effect as of the Spinoff Date, assuming for this purpose that any reference to "Class B Stock" in such definition is a reference to the capital stock of GenTek or GCG, as the case may be)

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no longer possess 50 percent or more of the total combined voting power of the capital stock of GenTek or GCG, respectively.

10. COOPERATION

        Each Company agrees to cooperate, and to cause its Subsidiaries to cooperate, to the extent reasonably requested by the other Company, in connection with the preparation and filing of any Tax return or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or any other matter contemplated hereunder. Such cooperation shall include making employees available for consultation and making work papers and other records available during regular business hours. The requesting Company shall pay the reasonable out-of-pocket costs incurred by the other Company or any Subsidiary thereof, in cooperating with the requesting Company pursuant to this Section 10.

11. SURVIVAL OF TERMS

        The provisions of this Agreement shall survive the Spinoff and shall remain in full force and effect until all periods of limitation, after giving effect to any extensions or waivers, for the taxable periods of the Controlled Returns have expired and no further carrybacks to such taxable periods are possible and for 30 days thereafter, provided that the provisions of this Agreement shall remain in full force and effect with respect to any pending claim under this Agreement until the final resolution thereof.

12. GENERAL PROVISIONS

        12.1 Notices. All notices, consents, requests, instructions, approvals and other communications provided for in, or in connection with, this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting telecopy machine records electronic confirmation of the due transmission of the notice), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

        If to GenTek, to:

                90 East Halsey Road
                Parsippany, NJ  07054
                Telecopy:  [973-    ]
                Attention:  Tax Director
                            General Counsel

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                with a copy to:

                Liberty Lane
                Hampton, New Hampshire  03842
                Telecopy:  [603-       ]
                Attention:  Corporate Secretary

           If to GCG, to:

                90 East Halsey Road
                Parsippany, NJ  07054
                Telecopy:  [973-       ]
                Attention:  Tax Director
                            General Counsel

                with a copy to:

                Liberty Lane
                Hampton, New Hampshire  03842
                Telecopy:  [603-      ]
                Attention:  Corporate Secretary

        12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

        12.3 Choice of Forum. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City, and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit, or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. Each of the parties hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section

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12.1 in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

        12.4 Amendments; Waivers, etc. (a) Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by an instrument in writing, signed by the party against which enforcement of such amendment, discharge, waiver or termination is sought.

        (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

        12.5 Assignment. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect, provided that any party hereto may assign all or any portion of its rights under this Agreement to (i) any other member of its Group, (ii) any lender to such party or any member of its Group as security for obligations to such lender in respect of the financing arrangements entered into by members of such party's Group in connection with the Spinoff, and any refinancings, extensions, refundings or renewals thereof, and (iii) to any purchaser or transferee of all or substantially all of the assets of such party that executes, and delivers to the other parties hereto, a written assumption of the obligations of such party under this Agreement, provided, further, that no assignment hereunder shall affect the Liabilities of any such assignor under this Agreement.

        12.6 Third Party Beneficiaries. Except as provided in Section 6 hereof, nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

        12.7 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

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        12.8 Section Headings. The article and section headings of this
Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        12.9 Integration. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement of the parties and supersede any and all prior agreements, arrangements and understandings relating to the subject matters hereof and thereof.

        12.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                           THE GENERAL CHEMICAL GROUP INC.


                                           By: .................................
                                           Name:
                                           Title:


                                           GENTEK INC.


                                           By: .................................
                                           Name:
                                           Title:

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